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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549
                               _________________

                                    FORM 8-K
                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934



        Date of Report (Date of Earliest Event Reported):   June 2, 2003

                                   DVI, Inc.
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             (Exact Name of Registrant as Specified in Its Charter)

        Delaware                     001-11077                  22-2722773
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(State or Other Jurisdiction       (Commission                (IRS Employer
      of Formation)                 File Number)          Identification Number)


                       2500 York Road, Jamison, PA  18929
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          (Address of Principal Executive Offices, Including Zip Code)

      Registrant's Telephone Number, Including Area Code:  (215) 488-5000

                                      N/A
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         (Former Name or Former Address, if Changed Since Last Report)


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             ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

The accounting firm Deloitte & Touche LLP ("Deloitte") has resigned as the independent public accountant of DVI, Inc. (the "Company") effective June 2, 2003. The Company has provided Deloitte with a copy of this report.

Neither of the audit reports issued by Deloitte in respect of the Company's financial statements at and for the fiscal years ended June 30, 2002 and June 30, 2001 contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

Disagreements

During the two years ended June 30, 2002 and since that time, the Company has had no disagreement with Deloitte, except as described in the following three paragraphs, on any matter of accounting principles, financial statement disclosure, or auditing scope or procedures, which disagreement, if not resolved to the satisfaction of Deloitte, would have caused it to make reference to the subject matter of the disagreement in connection with its report. The disagreements described below had not been resolved at the time of Deloitte's resignation.

Reference is made to the second paragraph of Note 11 to the interim financial statements included in the Company's quarterly report on Form 10-Q for the period ended March 31, 2003 (the "Form 10-Q"), as filed with the SEC on May 20, 2003, and to the letter, dated May 20, 2003, from Deloitte to the Company and filed as an exhibit to the Form 10-Q, for a description of a disagreement between Deloitte and the Company regarding the status of the review performed by Deloitte in respect of the interim financial statements included in the Form 10-Q. Deloitte has advised the Company that its review is not complete; the Company disagrees with Deloitte's position. Deloitte told the Company that the only aspect of its review that was not completed to its satisfaction related to the accounting treatment for a series of transactions that occurred between September 2001 and June 2002, and were reflected in the Company's audited financial statements at and for its fiscal year ended June 30, 2002. Deloitte had requested that the Company generate additional documentation (such as affidavits of third parties) that would help determine whether the accounting treatment for the series of transactions should be revised. The Company believes Deloitte's review was completed when Deloitte had examined and analyzed all documentation that existed on the date the Form 10-Q was filed.

The accounting treatment for the transactions in question that is reflected in the interim financial statements included in the Form 10-Q is the same treatment reflected in the Company's audited financial statements at and for the fiscal year ended June 30, 2002. Deloitte has not advised the Company to change the accounting treatment for that series of transactions; however, if the accounting treatment were changed, the effect on the Company's balance sheet would be a reduction in shareholders' equity of approximately $1.8 million. Shareholders' equity at March 31, 2003 was $250.7 million.

Subsequent to the filing of the Form 10-Q, Deloitte advised the Company that it believed an amendment to the Form 10-Q should be filed (i) to more prominently disclose Deloitte's position that its review had not been completed and (ii) to delete the second paragraph of Note 11 to the interim financial statements included in the Form 10-Q, in which the Company explained its disagreement with Deloitte's position. Since the Company disagrees with Deloitte's contention that Deloitte did not review the interim financial statements included in the Form 10-Q, it did not make the amendment proposed by Deloitte.

On May 29, 2003, Deloitte requested that the Company's Audit Committee take action to generate additional information regarding the nature and business purpose of the transactions referred to in the first paragraph of Note 11 to the interim financial statements contained in the Form 10-Q. Deloitte informed



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the Company that the requested information would be used to decide whether the accounting treatment for the transaction referred to above should be revised. The Audit Committee promptly began the suggested information-gathering process and, at Deloitte's recommendation, retained independent counsel to assist it in that process. The information-gathering process has continued since Deloitte's resignation.

Reportable Events

During the two years ended June 30, 2002 and since that time, there were no reportable events of the type described in Item 304(a)(1)(v) of Regulation S-K, except as described in this report, including in the following paragraph.

In connection with its audit of the Company's financial statements at and for the year ended June 30, 2002, Deloitte advised the Company that it had identified weaknesses in internal controls, which included two reportable conditions. One reportable condition, which was deemed a material weakness, related to the Company's monitoring of non-performing assets and the Company's assessment of impaired assets. The other reportable condition related to weaknesses in the Company's accounting and financial reporting policies and procedures for non-systematic (non-recurring) transactions. Deloitte's recommendations for resolving these reportable conditions principally comprised reviewing or adopting written policies and procedures and assigning responsibilities for implementation within the organization. Subsequently, the Company took actions to address these reportable conditions, and believes they have been appropriately resolved.

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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



Date:   June 9, 2003                           DVI, INC.


                                               By:  /S/ Steven R. Garfinkel
                                                   -----------------------------
                                                     Steven R. Garfinkel
                                                     Chief Financial Officer